Exhibit 99.1

Daniel J. Park, Esq.

Law Offices of Daniel J. Park

117 W. Market Street

Elkin, North Carolina  28621

Tel: (336) 835-2166

Fax: (336) 835-8063

April 10, 2009

By Hand Delivery

Yadkin Valley Financial Corporation

209 North Bridge Street

Elkin, North Carolina  28621

Attn:  Edwin E. Laws, Chief Financial Officer

Dear Mr. Laws:

In the Current Report on Form 8-K filed yesterday by Yadkin Valley Financial Corporation to report my resignation from the Board of Directors, the Company indicates, among other things, that my decision to resign from the Board is due in part to my disagreement with management’s “decision to pursue growth opportunities.”  I do not believe this statement fairly characterizes my stated reasons for resigning, and I believe this statement was made on purpose to minimize my true reasons for resigning.

As indicated in my letter of resignation, my decision to resign from the Board of Directors is attributable in part to an apparent desire by management to pursue “growth for the sake of growth alone.”  Pursuing a strategy of growing just to grow is different than pursuing “growth opportunities.”  Growing just to grow is potentially reckless and harmful to Yadkin Valley, which I believe is demonstrated by the Company’s performance since 2002.  Growing just to grow can strain the Company’s resources and can result in the types of extensive internal control weaknesses the Company has been required to report in the last two years.

On Thursday Yadkin Valley intends to ask its shareholders to consider approving the proposed merger with American Community Bancshares, Inc., a company that posted a $2.7 million loss for the year ended December 31, 2008.  For this merger, the current shareholders of the Company will give up a 28% equity stake in Yadkin Valley, and the Company will pay $18 million.  That’s what I mean by growing just to grow, which is much different from pursuing “opportunities” (unless I misunderstand the meaning of that word).

I continue to believe that giving our shareholders only until April 16, 2009 (the date of the shareholders’ meeting) to consider material new information first mailed on April 1, 2009 is not enough time to ensure that our shareholders will have a meaningful opportunity to consider this new information.  The accelerated timing of the Company’s shareholders’ meeting has only been exacerbated by the fact that the Company waited until April 8, 2009 (one full week after the supplemental information was mailed) to issue a press release announcing that these materials were available.  I understand that it has taken a week for record shareholders to begin to receive the supplemental material mailed on April 1, 2009.  Moreover, it is unlikely that shareholders who hold their shares in street name will receive these materials before the meeting occurs.  I believe the process is hurried and sloppy.

My motion at Monday’s meeting of the Board of Directors to give our shareholders two additional weeks to vote on the proposed merger generated no meaningful discussion among directors participating in that meeting.  None.  As I recommended at Monday’s meeting, I believe it would be in the interests of the Company to provide shareholders with a little additional time to consider the proposed transaction, even if that would require an amendment to the merger agreement with American Community Bancshares, Inc. (which I would support, as I also indicated on Monday).  In my opinion, giving our shareholders two additional weeks to receive and consider the new information first mailed on April 1, 2009, in the grand scheme of things, is not a significant measure for a transaction first announced over seven months ago.

Sincerely,

/s/ Daniel J. Park
Daniel J. Park